Exhibit 5.1

January 24, 2017

Targa Resources Corp.

1000 Louisiana, Suite 4300

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to Targa Resources Corp., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933 (the “Securities Act”) of the offer and sale by the Company of up to 9,200,000 shares of common stock (the “Common Shares”), pursuant to that certain Underwriting Agreement, dated January 23, 2017 (the “Underwriting Agreement”), by and among the Company, and Barclays Capital Inc. and RBC Capital Markets, LLC, as underwriters (the “Underwriters”).

The Common Shares have been offered for sale pursuant to a prospectus supplement, dated January 23, 2017, filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) on January 24, 2017, to a prospectus dated May 23, 2016 (such prospectus, as amended and supplemented by the prospectus supplement, the “Prospectus”), included in a Registration Statement on Form S-3 (Registration No. 333-211522) (the “Registration Statement”), which Registration Statement became automatically effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation of the Company, dated December 10, 2010, as amended by the Certificate of Designations thereto, dated March 16, 2016, (ii) the Amended and Restated Bylaws of the Company, dated December 10, 2010, as amended by the First Amendment thereto, dated January 12, 2016, (iii) certain resolutions adopted by the Board of Directors of the Company relating to the terms and sale of the Common Shares and related matters, (iv) certain resolutions adopted by the Pricing Committee of the Board of Directors of the Company, (v) the Registration Statement, (vi) the Prospectus and (vii) such other certificates, instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Richmond Riyadh San Francisco Taipei Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

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As to any facts material to the opinions contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity; (vi) all Common Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus and the Registration Statement; and (vii) the Underwriting Agreement has been duly authorized and validly executed and delivered by the Representative.

Based upon such examination and review and the foregoing assumptions, we are of the opinion that when issued and paid for by the Underwriters as contemplated by the Underwriting Agreement, the Common Shares will be duly authorized, validly issued, fully paid and non-assessable.

The foregoing opinions are limited in all respects to the Delaware General Corporation Law and the federal laws of the United States of America as in effect on the date hereof, and we undertake no duty to update or supplement the foregoing opinions to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective, and we do not express any opinions as to the laws of any other jurisdiction.

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We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K filed by the Company on even date herewith. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.